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                                                                                                                   EXHIBIT 11.1

                                               CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES
                                                COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                              Nine Months Ended               Three Months Ended              Year Ended
                                                September 30,                    September 30,                December 31,
                                           ------------------------           --------------------        -------------------
                                            1996              1995             1996          1995          1995          1994
                                           ------            ------           ------        ------        ------        -----

Net income (loss)                        $ (567,210)      $ (192,205)        $(631,184)    $  63,942    $  35,456    $ (170,518)
                                         ==========       ==========         =========     =========    =========    ==========

Weighted average number of
common shares outstanding                 4,029,779        3,531,393         4,219,511     3,746,744    3,599,320     2,225,054

Common equivalent shares
representing shares
issuable upon exercise of
outstanding options and
warrants                                      *               *                  *             *             *             *
                                         ----------      -----------        ----------    ----------    ---------    ----------

                                          4,029,779       3,531,393         4,219,511     3,746,744     3,599,320     2,225,054
                                          =========       =========         =========     =========     =========    ==========

Net income (loss) per share              $    (0.14)      $   (0.05)        $   (0.15)    $    0.02     $    0.01    $    (0.08)
                                         ==========       =========         =========     =========     =========    ==========

* No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants would have been antidilutive.

N/A = Not applicable.

Fully diluted and supplementary net income (loss) per share are not presented as the amounts are not dilutively or incrementally different from primary net income (loss) per share amounts.

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